Exhibit 4.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is effective as of June 10, 2015 (the “Effective Date”), by and between POET Technologies Inc., together with its subsidiaries, affiliates, successors and assigns (the “Company”), and Suresh Venkatesan (“Executive”).

RECITALS

The Company and Executive have agreed to enter into an employment relationship on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

1.                  Employment. On the Effective Date, the Company will employ Executive, and Executive agrees to accept such employment, upon the terms and conditions set forth herein.

2.                  Duties.

2.1              Position. Executive will be employed as Chief Executive Officer of the Company and shall be responsible for all management, sales, development and growth of the Company. Executive shall have the duties and responsibilities assigned by, and shall report to, the Company’s Board of Directors (the “Board”). Executive shall perform faithfully and diligently all duties assigned to Executive. The Company shall use its commercially reasonable efforts to ensure that Executive is elected as a director of the Company within a reasonable time following the date this Agreement is executed by both parties and that he remains a director for the duration of his employment relationship with the Company.

2.2              Diligent Efforts/Full-time. Executive will expend Executive’s diligent efforts on behalf of the Company, and will abide by all policies and rules, including without limitation those set forth in the Company’s Employee Handbook, and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner Executive reasonably believes to be in the best interest of the Company at all times. This is an exempt position and Executive will be required to work such hours as are necessary for the performance of the duties. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for the Company, unless Executive notifies the Company in advance of Executive's desire to engage in other work activities, with or without compensation, or represent or serve on the committee, board or similar body of any organization, business, or other entity, with or without compensation, and receives the Company’s written consent to do so.

2.3              Work Location. Executive's principal place of work shall be located in or near San Jose, California, or such other location as the parties may agree upon in writing from time to time. Executive acknowledges and confirms that notwithstanding the location of his principal place of work, he is expected to undertake substantial travel in connection with the performance of his assigned duties for the Company.

3.                  Term. Executive’s employment with the Company shall commence on the Effective Date subject to termination upon the terms and conditions of this Agreement as described in Section 7 hereof. Executive’s employment shall be at-will and not for any specified period and may be terminated at any time, with or without cause, for any reason or no reason, with or without notice by either Executive or the Company. No representative of the Company, other than the Board, has the authority to alter such at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and a designee of the Board, designated for that purpose by resolution of the Board.

4.                  Compensation.

4.1              Base Salary. As compensation for Executive’s performance of Executive’s duties, the Company shall pay to Executive an initial base salary of $550,000.00 per year (“Base Salary”), payable in semi-monthly installments in accordance with the normal payroll practices of the Company, less required deductions for state, federal, local withholdings or authorized deductions, if any. Executive’s salary will be evaluated in the same manner as other Company employees and will be subject to the same increases or reductions as other Company employees as may be determined from time to time in the sole and absolute discretion of the Board, acting through its Compensation Committee. For avoidance of doubt, Executive shall not be entitled to additional compensation for service as a member of the Board.

4.2              Signing Bonus. Executive shall be eligible for a signing bonus of $450,000 payable on the first anniversary of the Effective Date, provided that Executive’s employment has not been terminated prior to that date pursuant to Section 7.2 (b) or (c).

4.3              Performance Bonus. On an annual basis, Executive may be entitled to performance bonuses at the Board’s discretion, based upon Executive’s achievement of specified elements or milestones within a business plan to be established by Company.

4.4              Options. The Company shall recommend to the Board that Executive shall receive grants of options equal to an aggregate of three and one-half percent (3.5%) of the outstanding shares of the Company as of the Effective Date to purchase common stock of the Company. Promptly following the Effective Date, subject to appropriate stockholder approval at the Company’s next annual meeting, the Company shall recommend to the Board that Executive shall receive a grant of options in such amount at the then-market price as determined in accordance with the Company’s Stock Option Plan (the “Plan”) and having such additional terms in accordance with the provisions of the Plan (including provision for acceleration of vesting upon a change in control of the Company) and the applicable award agreement between Executive and the Company (the “Award Agreement”), such options to vest as follows: 0.5% of the outstanding shares of the Company as of the Effective Date shall vest on the first anniversary of the Effective Date; 0.375% of the outstanding shares of the Company as of the effective date shall vest eighteen months after the Effective Date: 0.375% of the outstanding shares of the Company as of the effective date shall vest on the second anniversary of the Effective Date; 0.5625 % of the outstanding shares of the Company as of the effective date shall vest thirty (30) months after the Effective Date; 0.5625% of the outstanding shares of the Company as of the Effective Date shall vest on the third anniversary of the Effective Date; 0.5625% of the outstanding shares of the Company as of the effective date shall vest forty-two (42) months after the Effective Date; and 0.5625% of the outstanding shares of the Company as of the Effective Date shall vest on the fourth year anniversary of the Effective Date. In accordance with and subject to the terms of the Plan and the Award Agreement, such options shall continue to vest while Executive’s employment by the Company continues. The Executive agrees to abide by all Company policies with respect to transactions in Company securities and to consult with, and consider the input of, the Board with respect to any subsequent dispositions of shares received by Executive upon the exercise of options.

4.5              Parachute Payments. Notwithstanding any other provision of this Agreement, in the event that any payment or other benefit received or to be received by the Executive pursuant to this Agreement, together with any other payments or benefits provided to the Executive under any other plan, program, policy, arrangement or agreement (collectively, the “Payment”) would (but for this Section 4.4) constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or would result in the imposition on the Executive of an excise tax under section 4999 of the Code or similar provision of state or local law, then the Payment made to the Executive shall be reduced so that the aggregate present value of the Payment does not exceed three times the Executive’s “annualized includible compensation for the base period” (as such phrase is defined in Section 280G(d)(1) of the Code) minus one dollar, with such reduction in the Payment being made in the manner that will result in the receipt by Executive of the greatest after-tax benefit as determined by the Company’s independent public accountants (the “Accountants”). Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4.4 shall be made in writing by the Accountants whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.4.

5.                  Benefits and Paid Time Off. Executive will be eligible for the Company’s standard executive-level employee benefits package, which is subject to change from time to time. All benefits are provided subject to and consistent with the terms and conditions, including eligibility requirements, of any such employee benefit plans. The Company shall not be liable to pay for or provide any benefits beyond those actually provided and paid for by such benefit plans/insurance schemes. The Company reserves the right to revise, modify and eliminate benefits at its sole and absolute discretion at any time.

6.                  Business Expenses. In accordance with the Company’s expense reimbursement policy, Executive will be reimbursed for all reasonable and necessary, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company.

7.                  Termination of Executive’s Employment.

7.1              Definitions: as used herein the following terms shall have the following meanings:

(a)                “Cause” shall mean only: (i) Executive’s willful refusal to perform Executive’s assigned duties or responsibilities (other than a failure resulting from Executive’s Disability (as defined below) or temporary disability) after receiving written notice (and a 15-day opportunity to cure, if reasonably capable of cure within such period) thereof from the Company describing in reasonable detail Executive’s failure to perform such duties or responsibilities; (ii) Executive willfully engaging in any act of fraud, material misrepresentation or gross misconduct involving the Company or its assets; (iii) Executive’s violation of any material federal or state law or regulation applicable to the Company’s business having a material adverse consequence to the Company; (iv) Executive’s material breach of any material term of any written agreement with or written policy of the Company, including but not limited to, the Proprietary Information and Invention Assignment Agreement and/or this Agreement, subject to the notice and cure provisions described in (i) of this definition of “Cause”, if capable of being cured; (v) Executive being convicted of, or entering a plea of nolo contendere to, any felony or any crime of moral turpitude; or (vi) Executive’s unauthorized use or disclosure of the Company’s material confidential information or trade secrets or a material failure by Executive to comply with the Company’s written policies or rules.

(b)               “Good Reason” shall mean only: (i) a significant reduction of Executive’s duties, authority or responsibilities compared to those as of the date of this Agreement (although the failure to be elected as a member of the Board or a change in title only shall not constitute such change unless the change of title reasonably connotes a reduction in authority and responsibilities); (ii) a reduction of more than ten percent (10%) of Executive’s Base Salary as of the date of this Agreement, other than due to an across-the-board salary reduction for other similarly situated employees and a similar or greater reduction by senior executives of Company; or (iii) the relocation of Executive’s primary work office of more than forty (40) miles, provided that any such change, reduction or relocation is effected by the Company without Executive’s written consent. Any consent to a future change, reduction or relocation will not affect the base standard for any other future change, reduction or relocation, other than a new location for the purposes of subsection (iii).

(c)                “Disability” for the purposes of this Agreement shall mean: the Executive is unable to perform the essential functions of Executive’s position with or without reasonable accommodation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws.

7.2              Termination of Employment. Executive’s employment shall be terminable during the Term as follows:

(a)    Death or Disability of Executive: In the event of the death or Disability of Executive, Executive’s employment with the Company shall terminate immediately. In the event of such termination, neither Executive nor his estate shall be entitled to any payments or compensation except as provided herein.

(b)   Executive leaves the Company voluntarily and without Good Reason: Executive may voluntarily resign from the Company at any time during the Term by giving 4 weeks’ notice. In the event of such resignation, Executive shall remain subject to the provisions of this Agreement that are intended to survive its termination, including without limitation, the non-solicitation provisions, and Executive shall not be entitled to any payments or compensation except as provided herein.

(c)    Executive is terminated by the Company for Cause: The Company may terminate Executive’s employment immediately at any time for Cause. If Executive’s employment is terminated for Cause, Executive shall not be entitled to receive any further payments or benefits whatsoever, other than as set forth in Section 7.6 or required by law, and Executive shall remain subject to the provisions of this Agreement that are intended to survive its termination, including without limitation, the non-competition and non-solicitation provisions.

(d)   Termination without Cause or resignation for Good Reason: The Company may terminate Executive’s employment under this Agreement without Cause at any time. Executive may resign for Good Reason at any time provided that Executive provides written notice to the Company of the alleged Good Reason entitling Executive to resign and allows the Company thirty days after receipt of such written notice to cure any such alleged breach. In the event of such termination without Cause or with Good Reason, Executive shall remain subject to the provisions of this Agreement that are intended to survive its termination, including without limitation, the non-competition and non-solicitation provisions. In the event of such termination, Executive shall be entitled to an amount equivalent to twelve (12) months’ salary, and shall not be entitled to any other payments except as provided herein.

7.3              In order to be entitled to any post-employment payments, including those described in Section 7, Executive must execute and not revoke a valid and binding settlement and release agreement pertaining to all claims arising out of or arising in connection with Executive’s employment or its termination in a form reasonably satisfactory to the Company, within 45 calendar days following the termination or, if longer, delivery by the Company of the form of agreement. No post-employment payments shall be due or payable unless and until a valid and binding reasonable release agreement is executed by Executive and becomes effective. Executive agrees, as a condition to the receipt of the termination payments and benefits provided for in this Section 7, and notwithstanding giving a release as contemplated herein, that should Executive be a director of the Company he shall automatically be deemed to have resigned from the Board whether or not such written resignation is tendered.

7.4              “At-Will” Relationship. Notwithstanding the foregoing, the relationship between the Company and Executive will at all times be at-will in nature.

7.5              Effect of Payment After Termination. The payment of any monies to Executive under this Agreement after the date of termination of Executive’s employment does not constitute an offer or a continuation of employment of Executive. In no event shall the Executive represent or hold himself out to be an employee of the Company after the date of such termination.

7.6              Payment of Wages earned. Notwithstanding anything in the foregoing to the contrary, upon termination for whatever reason, the Company shall pay Executive any accrued and vested wages and any other payments as required by law.

8.                  No Conflict of Interest. During Executive’s employment with the Company, Executive shall not engage in any work or activities, with or without compensation, that creates an actual conflict of interest with the Company. Accordingly, Executive agrees that Executive will not directly or indirectly compete with Company in any way, or act as an officer, director, employee, consultant, advisor, stockholder, owner, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct or indirect competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company. Violation of this provision shall constitute a material breach of a material term of this Agreement. Without limitation on the Company’s ability to terminate the Executive’s employment for Cause, if the Company believes such a conflict exists, the Company may ask Executive to choose to discontinue the other work or voluntarily resign employment with the Company. A failure by Executive to resolve a conflict of interest to the satisfaction of the Company shall be a material breach of a material term of this Agreement. In addition, during his employment, Executive agrees not to refer any client or potential client of the Company to competitors of the Company, without obtaining the prior written consent of the Company’s Chief Executive Officer.

9.                  Confidentiality and Proprietary Rights. As a condition of employment, and concurrent with execution of this Agreement, Executive agrees to execute and abide by the Company’s Proprietary Information and Invention Assignment Agreement (“PIIA”), a copy of which was provided to Executive with this Agreement. Executive represents that Executive has read the PIIA, understood it, agreed to be bound by it and has signed the same concurrently with the execution of this Agreement. The PIIA is incorporated herein by reference.

10.              Non-Competition During Employment. Executive acknowledges that that during his employment with the Company, Executive has a fiduciary duty and/or duty of loyalty to the Company. Executive therefore agrees that during Executive’s employment Executive will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Executive is employed by the Company.

11.              Non-Solicitation.

(a)                Non-Solicitation Using Trade Secrets. Other than for authorized Company business activities, Executive understands that Executive may not use or disclose (or threaten to use or disclose) any Company trade secrets without the Company’s written consent. This obligation means, among other things, that Executive may not use or disclose the Company’s trade secrets, whether directly or indirectly, or on behalf of himself or others, to attempt to call on, solicit or obtain business from any actual or prospective client, customer, or business partner of the Company, other than for authorized Company business activities. This prohibition applies during and after Executive’s employment, so long as the information remains a trade secret. The Company considers the following information to be its trade secrets: customer lists; confidential customer information, including without limitation financial information; terms of business with customers; marketing tactics and any other formula, pattern, compilation, program, device, method, technique or process that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Executive agrees to take all reasonable steps to maintain the confidentiality of the Company’s trade secrets.

(b)               Non-Solicitation Using Proprietary Information. Executive understands that Executive may not use or disclose (or threaten to use or disclose) any Proprietary Information (as defined in Executive’s PIIA) without the Company’s written consent, except for the Company’s benefit as part of Executive’s job duties. This obligation means, among other things, that Executive may not use Proprietary Information, whether directly or indirectly or on behalf of himself or others, to attempt to call on, solicit or obtain business from any actual or prospective client, customer, or business partner of the Company, other than for authorized Company business activities. This prohibition applies during and after Executive’s employment, so long as the information remains confidential.

(c)                Non-Solicitation of Employees. Executive agrees that during his employment and for a period of 12 months following the termination of his employment, Executive will not, either individually or on behalf of any other entity or person, induce, solicit, recruit or encourage any sales, marketing, operations, logistics, technical, engineer, manager or executive of the Company to leave the employ of the Company, which means that Executive will not: (i) disclose to any third party for the purpose of recruitment the names, compensation, contacts, backgrounds or qualifications of any such employees or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other person approach, recruit, interview, hire or otherwise solicit such Company employees to work for Executive or any other person or employer or to terminate their employment with the Company or violate any agreement with or duty to the Company. This prohibition does not prevent Executive from disclosing responsive information to the EEOC, NLRB, DFEH or any other governmental body with respect to any claims or complaints.

12.              Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in this Agreement would cause irreparable injury to the Company and that monetary damages will be inadequate to compensate the Company for such a breach. Therefore, Executive agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security, in addition to any other remedies at law or equity, to enforce such provisions, including without limitation, preventing use or disclosure or further use or disclosure by Executive of the Company’s trade secrets or Proprietary Information.

13.              Arbitration.

(a)                The Parties acknowledge that as part of this Agreement and in exchange for valid consideration, they have agreed to submit to arbitration any future disputes between them, whether or not arising out of this Agreement and/or Executive’s employment with the Company and/or its termination. Thus, all future disputes, controversies or differences which may arise between the Parties, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to claims for wrongful termination; personal, physical or emotional injury; defamation; wages or other compensation due; equity, options, stock or any ownership interest; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended); disputes relating to the making, performance or interpretation of this Agreement, or the relationship of the parties, including the type of relationship; and claims or other disputes arising under but not limited to Title VII of the Civil Rights Act of 1964 ("Title VII"), Age Discrimination in Employment Act of 1967 ("ADEA"), Americans with Disabilities Act ("ADA"), Fair Labor Standards Act ("FLSA"), Employee Retirement Income Security Act ("ERISA"), Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Family and Medical Leave Act ("FMLA"), California Fair Employment and Housing Act ("FEHA"), California Family Rights Act ("CFRA"), California Labor Code, California Civil Code, and the California Wage Orders, or any other similar federal, state or local law or regulation, whenever brought, which cannot be settled by the Parties themselves, shall be settled finally and bindingly by arbitration, to be held in Palo Alto, California, in accordance with the Federal Arbitration Act and with the Employment Arbitration and Mediation Rules then in effect of the American Arbitration Association (“AAA”) available at www.adr.org, provided that the Company shall be responsible for all fees and costs unique to the arbitration process (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). In any arbitration proceeding conducted pursuant to this paragraph, the Parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both Parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. THE PARTIES WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

(b)               Notwithstanding the foregoing provisions of this Section either the Executive or the Company, in a court of competent jurisdiction, may seek to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by the Federal Arbitration Act and the California Arbitration Act by filing an action in court in accordance with California Code of Civil Procedure section 1281.8 and the Company, in a court of competent jurisdiction, may seek to obtain injunctive and/or other equitable relief to enforce the Executive’s obligations under the PIIA or this Agreement.

14.              Compliance with Code Section 409A. It is intended that compensation paid and benefits delivered to Executive pursuant to this Agreement or otherwise shall be either paid in compliance with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”) so as not to subject Executive to payment of interest or any tax under Section 409A, and this Agreement shall be construed, interpreted and administered accordingly. In the event this Agreement or any compensation paid or benefits delivered to Executive hereunder or otherwise is deemed to be subject to Section 409A, the Company shall adopt such conforming amendments as the Company deems necessary, in its sole and absolute discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or for any damages for failing to comply with Section 409A, except to the extent the Company refuses to amend the terms of this Agreement as reasonably required to comply with 409A after written notice from Executive. Each payment to Executive made pursuant to this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. If, upon Executive’s separation from service within the meaning of Section 409A, Executive is then a “specified employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A that is payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) ten (10) days after the Company receives written confirmation of Executive’s death or (ii) the first business day of the seventh month following Executive’s separation from service. Any such delayed payments shall be made without interest.

15.              Survival. The provisions of Section 7 and Section 11 through the remainder of this Agreement, and the Executive’s obligations under the PIIA, shall survive the termination of his employment.

16.              General Provisions.

16.1          Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement and any such assignment shall be void.

16.2          Physical Examination. The Executive agrees, if requested by the Company, to undergo any physical examination required by an insurer selected by the Company as a condition to providing coverage to the Company in the form of “key man” or other insurance on the life or continued health of the Executive.

16.3          Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

16.4          Attorney’s Fees. Each side will bear its own attorney’s fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorney’s fees to the prevailing party.

16.5          Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.6          Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted after negotiation of its terms by both parties. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.7          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of Santa Clara County, California.

16.7          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

TO: Executive: Suresh Venkatesan

TO: Company:

POET Technologies Inc.

121 Richmond Street West

Suite 501

Toronto, Ontario M5H 2K1

Canada

17.              Entire Agreement. This Agreement, including the PIIA incorporated herein by reference, constitutes the entire agreement between the parties relating to Executive’s employment and supersedes all prior representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized designee of the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. Nothing in this Agreement affects the validity and binding nature of the Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated:	June 10, 2015		/s/ Suresh Venkatesan
		Name:	Suresh Venkatesan

POET TECHNOLOGIES INC.

Dated:	June 10, 2015		By:	/s/ Peter Copetti
Peter Copetti
Its: